Exhibit 99.1 For additional information contact: Richard S. DeRose (703) 293-7901

For release: Mary 12, 2011

Information Analysis Inc. Reports First Quarter Results

FAIRFAX, VIRGINIA – Information Analysis Inc. (IAIC:OTCBB) today reported results for the first fiscal quarter ended March 31, 2011. Revenues were $1,424,000, compared to $2,015,000 reported in 2010's first quarter. The Company reported a net loss of $9,000, or $0.00 per share, compared to net income of $104,000, or $0.01 per share, in the first quarter 2010.

     “The Company's revenue and profits were down in the first quarter in comparison to the first quarter of 2010,” Sandor Rosenberg, Chairman and Chief Executive Officer of IAI said. “This was due, in large part, to the delay in government budget approvals. We expect to achieve a higher revenue level in the second quarter now that funding has been approved for the remainder of the government fiscal year. We are actively pursuing the system modernization business where we have observed an increase in opportunities in both the government and commercial marketplace.

“We continue to pursue merger and acquisition opportunities.”

About Information Analysis Incorporated

     Information Analysis Incorporated (www.infoa.com), headquartered in Fairfax, Virginia, is an information technology services company. The Company is a web solution provider and software conversion specialist, modernizing legacy systems and extending their reach to the Internet world.

Additional information for investors

     This release may contain forward-looking statements regarding the Company's business, customer prospects, or other factors that may affect future earnings or financial results. Such statements involve risks and uncertainties which could cause actual results to vary materially from those expressed in the forward-looking statements. Investors should read and understand the risk factors detailed in the Company's 10-K for the fiscal year ended December 31, 2010 and in other filings with the Securities and Exchange Commission.

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Information Analysis Reports First Quarter Results
May 12, 2011

Information Analysis Incorporated
Condensed Income Statements

		Three months ended March 31,
(in thousands, except per share data; unaudited)	2011	2010
Net revenue:
Professional fees	$1,103	$1,513
Software sales	321	502

Total revenue	1,424	2,015
Cost of goods sold and services provided:
Cost of professional fees	593	790
Cost of software sales	276	422

Total cost of sales	869	1,212

Gross margin	555	803
Selling, general and administrative expense	566	701

Operating (loss) income	(11)	102
Other income	2	2

(Loss) income before income taxes	(9)	104
Provision for income taxes	--	--

Net (loss) income	$(9)	$104

Net (loss) income per share:
Basic	$0.00	$0.01
Diluted	$0.00	$0.01

Shares used in calculating earnings per share:
Basic	11,196,760	11,196,760
Diluted	11,196,760	11,202,893

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Information Analysis Reports First Quarter Results
May 12, 2011
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Information Analysis Incorporated
Balance Sheets

	As of	As of
	March 31, 2011	March 31, 2010
(in thousands, unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$1,852	$1,968
Accounts receivable, net	999	772
Prepaid expenses	434	571
Note receivable, current	7	6

Total current assets	3,292	3,317

Fixed assets, net	31	36
Note receivable (long-term portion)	9	11
Other assets	6	6

Total assets	$3,338	$3,370

LIABILITIES & STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$47	$76
Deferred revenue	550	653
Commissions payable	503	447
Other accrued liabilities	119	69
Accrued payroll and related liabilities	245	245

Total liabilities	1,464	1,490

Common stock, par value $0.01, 30,000,000 shares authorized;
12,839,376 shares issued, 11,196,760 outstanding	128	128
Additional paid-in capital	14,571	14,568
Accumulated deficit	(11,895)	(11,886)
Less treasury stock; 1,642,616 shares at cost	(930)	(930)

Total stockholders' equity	1,874	1,880

Total liabilities and stockholders' equity	$3,338	$3,370

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